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                                        FILED PURSUANT TO RULE 424(B)(3) AND (C)
                                                           FILE NUMBER 333-82773


          THIRD PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 27, 1999

                        1,512,514 SHARES OF COMMON STOCK

                                  GO2NET, INC.

         This Third Prospectus Supplement (the "Third Prospectus Supplement") supplements the Prospectus dated July 27, 1999, the First Prospectus Supplement dated September 28, 1999 (the "First Prospectus Supplement"), and the Second Prospectus Supplement dated October 15, 1999 (the "Second Prospectus Supplement") of Go2Net, Inc. relating to the public offering, which is not being underwritten, and sale of up to 1,512,514 shares of common stock, par value $.01 per share of Go2Net, which may be offered and sold from time to time by the selling shareholders of Go2Net identified in the Prospectus or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. Go2Net will receive no part of the proceeds of such sales. The Shares were originally issued or reserved for issuance by Go2Net in connection with Go2Net's acquisition of:

         - Haggle Online, Inc. a Delaware corporation, pursuant to a merger with a wholly owned subsidiary of Go2Net;

         - USA Online, Inc., a New Jersey corporation, pursuant to a merger with a wholly owned subsidiary of Go2Net;

         - IQC, Corporation, a California corporation, pursuant to a merger with a wholly owned subsidiary of Go2Net; and

         - Authorize.Net Corporation, a Utah corporation, pursuant to a merger with and into a wholly owned subsidiary of Go2Net.

         The "Selling Shareholders" section beginning on page 16 of the Prospectus is hereby supplemented to reflect the transfers made after the date of the Prospectus by: Nancy V. Emmons to Rebecca Emmons in the amount of 150 shares, Jeffrey Klemin to Corp. Presiding Bishop of the Church of Jesus Christ of Latter Day Saints Donation-in-kind Office in the amount of 250 shares, Hugh
G. Judge to the Hugh G. Judge Personal Living Trust in the amount of 2,072 shares and Hugh G. Judge to the Evelyne C. Judge Personal Living Trust in the amount of 2,071 shares. This Third Prospectus Supplement should be read in conjunction with the Prospectus, the First Prospectus Supplement and the Second Prospectus Supplement, and is qualified by reference to the Prospectus, the First Prospectus Supplement and the Second Prospectus Supplement, except to the extent that the information herein contained supercedes the information contained in the Prospectus, the First Prospectus Supplement and the Second Prospectus Supplement.


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        THE DATE OF THIS THIRD PROSPECTUS SUPPLEMENT IS NOVEMBER 18, 1999

                              SELLING SHAREHOLDERS

         On November 1, 1999, of the Shares beneficially owned by Nancy V. Emmons, reflected in the Prospectus, 150 of which were transferred to Rebecca Emmons.

         On November 12, 1999, of the Shares beneficially owned by Jeffrey Klemin, reflected in the Prospectus, 250 of which were transferred to Corp. Presiding Bishop of the Church of Jesus Christ of Latter Day Saints Donation-in-kind Office.

         On November 12, 1999, of the Shares beneficially owned by Hugh G. Judge, reflected in the Prospectus, 2,072 of which were transferred to the Hugh
G. Judge Personal Living Trust.

         On November 12, 1999, of the Shares beneficially owned by Hugh G. Judge, reflected in the Prospectus, 2,071 of which were transferred to the Evelyne C. Judge Personal Living Trust.

         The table of Selling Shareholders in the Prospectus is hereby amended to reflect such transfers and supplemented to specifically include Shares received in such transfers.